Exhibit 5.1

August 3, 2007

FCStone Group, Inc.

2829 Westown Parkway, Suite 100

West Des Moines, Iowa 50266

Re:	FCStone Group, Inc. Automatic Shelf Registration Statement on Form S-3

Ladies and Gentlemen :

We have acted as counsel to FCStone Group, Inc., a Delaware corporation (the “Company”), in connection with the secondary offering (the “Secondary Offering”) by certain stockholders of the Company (the “Selling Stockholders”) named in the Automatic Shelf Registration Statement on Form S-3 File No. 333-144499 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) on July 12, 2007, under the Securities Act of 1933 (the “Securities Act”) relating to the sale by the Selling Stockholders of the 1,874,042 shares of common stock, par value $0.0001 per share (the “Common Shares”) of the Company included on a prospectus supplement to the Registration Statement and sold by the Selling Stockholders (the “Secondary Shares”). The Secondary Shares are to be sold pursuant to an Underwriting Agreement among the Selling Stockholders, the Company, BMO Capital Markets Corp. and Bank of America Securities (the “Underwriting Agreement”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

In connection with this opinion letter, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the Registration Statement and the exhibits thereto and such corporate records, certificates of corporate officers and government officials and such other documents as we have deemed necessary or appropriate for the purposes of this opinion letter. As to various questions of fact material to this opinion letter, we have relied upon representations of officers or directors of the Company and documents furnished to us by the Company without independent verification of their accuracy. We have also assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). This opinion letter is given, and all statements herein are made, in the context of the foregoing.

This opinion letter is based as to matters of law solely on the applicable provisions of the corporate laws of the State of Delaware and the federal laws of the United States of America. We express no opinion herein as to any other laws, statutes, ordinances, rules or regulations.

We assume that appropriate action will be taken, prior to the offer and sale of the Securities, to register and qualify the Common Shares for sale under all applicable state securities or “blue sky” laws.

Based upon and subject to the foregoing, we are of opinion that the Secondary Shares have been fully paid and validly issued and are nonassessable.

FCStone Group, Inc

August 3, 2007

This opinion letter has been prepared for your use in connection with the Registration Statement and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter.

We hereby consent to the filing of this opinion letter as an Exhibit 5 to the Current Report on From 8-K, dated the date hereof, and to the reference to this firm under the caption “Legal Matters” in the Prospectus Supplement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, as amended, or the rules and regulations of the Commission.

Very truly yours,

/s/ Stinson Morrison Hecker LLP